Sub-Items 77I & 77Q1(d). Terms of New or Amended Securities

BNY Mellon Absolute Insight Funds, Inc. (the “Company”) BNY Mellon Absolute Insight Multi-Strategy Fund (the “Fund”)

Effective February 1, 2016, the Board of Directors of the Company, on behalf of the Fund, approved the following proposals:

•         A proposal to limit the availability of certain Fund share classes and sales load waivers or reductions pursuant to “grandfathering” provisions described in the Fund’s Prospectus and/or Statement of Additional Information to shareholders who purchase Fund shares through the Fund’s distributor;

•         A proposal to modify or eliminate certain front-end sales load waivers with respect to purchases of Class A shares of the Fund and modify or eliminate certain contingent deferred sales charge waivers with respect to redemptions of Class A and Class C shares of the Fund; and

•         A proposal to modify the Fund’s exchange and related shareholder privileges.

These changes were reflected in a Supplement to the Fund’s Prospectus, filed with the Securities and Exchange Commission (the “SEC”) on December 4, 2015 pursuant to Rule 497(e) under the Securities Act of 1933, as amended.

            The revised 18f-3 Plan was filed with the SEC on January 14, 2016, as Exhibit (n)(2) to Post-Effective Amendment No. 3 to the Company’s Registration Statement and is incorporated by reference herein.

Sub-Items 77I & 77Q1(d). Terms of New or Amended Securities

BNY Mellon Absolute Insight Funds, Inc. (the “Company”) BNY Mellon Absolute Insight Multi-Strategy Fund (the “Fund”)

Effective March 1, 2016, the Board of Directors of the Company, on behalf of the Fund, approved a proposal to modify the eligibility requirements of the Fund’s Class Y shares.

These changes were reflected in a Supplement to the Fund’s Prospectus, filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2016 pursuant to Rule 497(e) under the Securities Act of 1933, as amended.

The revised Rule 18f-3 Plan was filed with the SEC on March 1, 2016 as Exhibit (n)(3) to Post-Effective Amendment No. 4 to the Company’s Registration Statement and is incorporated by reference herein.